UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report: June 10, 2005

(Date of earliest event reported)

Worldwide Restaurant Concepts, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-10711	95-4307254
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

15301 Ventura Blvd., Building B, Suite 300, Sherman Oaks, CA. 91403

(Address of principal executive offices, including zip code)

(818) 662-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d- 2b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e- 4c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On June 10, 2005, Worldwide Restaurant Concepts, Inc. issued a press release announcing the completion of its restatement of its previously filed consolidated financial statements for the first two quarters of fiscal year 2005, to correct the financial reporting resulting from its prior lease-related accounting practices, as wells as final financial results for the third quarter of fiscal year 2005. A copy of the release is attached as Exhibit 99.1 and incorporated by reference herein.

The information on this Report on Form 8-K is furnished pursuant to Item 2.02 Results of Operations and Financial Condition is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

ITEM 2.06 MATERIAL IMPAIRMENTS

In conjunction with the Pacific Equity Partner’s merger agreement, and review of the agreed upon purchase price which included the Pat & Oscar’s division, the Company’s management and audit determined on June 10, 2005 that certain triggering events occurred under SFAS 142. Accordingly, Pat & Oscar’s goodwill has been written down to $0 resulting in a charge of approximately $21.9 million. Additionally, in connection with the goodwill write down, the pending merger transaction, and continued under-performance of certain Pat & Oscar’s locations opened during fiscal 2003, the Company wrote down the assets for those locations by approximately $2.8 million under SFAS 144. These write-downs are non-cash adjustments and will not result in future cash expenditures by the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description
99.1	Press Release dated June 10, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2005	Worldwide Restaurant Concepts, Inc.

	By:	/s/ A. Keith Wall
	Name:	A. Keith Wall
	Title:	Vice President and CFO